Exhibit 99.1

                                Company Contacts:

Steve Mencarini, CFO                                         Kley Parkhurst, SVP
Tel: (703) 810-2596                                          Tel: (703) 709-1924
smencarini@eplus.com                                        kparkhurst@eplus.com

For Release on 12/27/2002

                         ePLUS REPORTS STOCK REPURCHASES
         ePlus bought back 522,833 shares from 10/4/02 through 12/26/02

HERNDON, VA - December 27, 2002 - ePlus inc. (Nasdaq NM: PLUS - news) -, a leading provider of Enterprise Cost Management, today announced that it has bought 522,833 shares of its common stock in privately negotiated transactions, since the inception of its stock repurchase plan announced October 4, 2002. Total consideration for the purchases was $3,727,256. As of December 26, 2002, ePlus had approximately 9,556,813 shares of stock issued and outstanding, as compared to 10,079,646 shares issued and outstanding as of November 12, 2002.

The share repurchase plan announced on October 4, 2002 authorized the repurchase from time to time of up to 3,000,000 shares of ePlus outstanding common stock to a cumulative maximum of $7,500,000 over a period ending no later than October 3, 2003. The purchases may be made in the open market or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. The repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, supplier enablement, strategic sourcing, and financial services into a single integrated solution, all based on ePlus' leading business application software. Profitable since inception in 1990, the company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit our website at www.eplus.com, call 800-827-5711 or email to info@eplus.com.

ePlus(TM) is a trademark of ePlus inc. ePlus Enterprise Cost Management and eECM are trademarks applied for by ePlus inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.